EXHIBIT 99.1


                    vFinance Announces Third Quarter Results
                               45% Revenue Growth

BOCA RATON, FL, November 15, 2006 - vFinance, Inc., (OTCBB: VFIN) a leading financial services company, reported results for its third quarter ended September 30, 2006. vFinance, Inc. offers a full range of investment banking, trading and investment opportunities to high growth companies and investors seeking to outperform market indices.

Revenues for the third quarter of 2006 were $9,531,221 compared to $6,583,855 in 2005, an increase of $2,947,366 or 45%. The increase was due to the purchase of select assets from the Sterling Financial Group of Companies, increased retail brokerage income due to recruitment of new brokers, increased trading profits and higher revenues from success fees from investment banking.

The Company reported a net loss of $478,604 for the third quarter of 2006 or ($0.01) per fully diluted share, compared to a loss of $132,742 or ($0.00) per fully diluted share in the third quarter of 2005. The increased loss includes non-cash expenses totaling $464,136 in the third quarter of 2006 as compared to $99,376 in the same period the prior year as well as unrealized losses in the third quarter of 2006 of $193,030 versus $168,668 in 2005.

The Company's cash flow from operating activities improved by $1,166,787 when comparing the nine months ending September 2006 to the same period in 2005. This improvement resulted from $734,458 in net cash provided from operating activities for the nine months ending September 30, 2006 versus net cash used in operating activities of $432,329 in the same period the prior year. The Company maintained a strong balance sheet with $4,682,253 of unrestricted cash, $887,791 in trading securities, $819,813 account receivable from our clearing broker and no long-term debt.

 "As a result of investments in infrastructure, acquisitions and increased investment banking business, we continue to grow our top line and generate cash from operations despite business cycles resulting in weak market conditions," said Leonard Sokolow, CEO and President. "Given a stable and improving market, we are confident that as we integrate the new acquisitions, the firm will be able to improve profitability through expense reduction and increases in productivity."

"In addition to growing organically, we will explore future acquisitions or mergers, taking advantage of our strong balance sheet and market opportunities," said Alan Levin, Interim CFO. "As evidenced by our increased non-cash expenses, vFinance is prepared to incur non-cash expenditures in intangible assets and stock based compensation to build a strong diversified income stream and a strong balance sheet while continuing to improve cash flow from operations."


About vFinance, Inc.

vFinance, Inc. (www.vfinance.com), is a global financial services company which specializes in high growth opportunities. The Company provides investment banking and advisory services to micro, small and mid-cap high-growth companies. Institutional and high net-worth investors seeking to outperform market indices are offered a full range of investment opportunities and financial advisory services in over 30 cities in the U.S. and other parts of the world. Special services for hedge funds and other institutional clients include direct market access (DMA), algorithmic trading and option execution through multiple electronic trading platforms. New programs include Direct2Desk which enables the traders to offer elite customer service on complex liquidation and accumulation strategies. The new soft dollar program lowers costs while providing unparalleled back office services. The Company has fixed income, emerging market and equity trading desks, and makes markets in over 2600 micro and small cap stocks.

The Company possesses an exceptional understanding of small-cap and micro-cap market stocks gained from its specialized market making and investment banking activities, and from the large number of plans posted, summarized, or described on its website which is ranked as a leading destination for companies seeking capital, with more than one half million unique visitors annually from over 150 countries.

For vFinance, Inc. Investors


This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance, Inc. assumes no obligation to update any forward-looking information in this press release.


SOURCE: vFinance, Inc.

Contact:
vFinance, Inc., Boca Raton
Maxine Martell, EVP Marketing